Mr. Anthony M. Lougee

777 Alexander Road, suite 100

Princeton, NJ 08540

Dear Mr. Lougee:

This letter agreement amends and restates the employment letter entered into between Anthony Lougee (“you” or the “Executive”) and Dataram Corporation, a Nevada corporation, and subsidiaries (“Dataram” and together with its subsidiaries, the “Company”) dated July 31, 2015 (the “Original Employment Letter”). It also replaces and supersedes in their entirety the Change in Control Severance Agreement between you and Dataram dated July 31, 2015 (the “Severance Agreement”) and the Incentive Agreement between you and Dataram dated February 16, 2017 (the “Incentive Agreement” and, together with the Original Employment Letter and the Severance Agreement, the “Prior Agreements”).

You will to work at the Company’s Princeton office in the role of Chief Financial Officer of Dataram and Dataram’s subsidiary Dataram Memory.

1)	Employment Effective: June 8, 2017

2)	Position Titles: Chief Financial Officer, Dataram Corporation and Chief Financial Officer of Dataram Memory

3)	Reporting Relationship:

a)	You will report directly to the Chief Executive Officer (“CEO”) of Dataram Corporation.

b)	Reporting to the CEO include the following functions: finance, accounting, and support operations for the Company and Dataram Memory.

4)	At-Will Employment: Employment with the Company is for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement approved by the Company’s Board of Directors.

5)	Cash Compensation:

a)	Base Salary:

i)	You will earn a base salary of $144,000 on an annualized basis paid in semi-monthly pay period increments, less appropriate withholdings.

ii)	Future base salary reviews will be conducted on an annual basis and be subject to individual performance and overall Company performance.

iii)	The Company shall pay you an additional monthly cash payment, above and beyond your current base salary, of $2,500 (the “Incentive - Cash”). Incentive-Cash payments will continue until the earlier to occur of (i) your resignation or removal as Chief Financial Officer of Dataram or Dataram Memory or (ii) November 23, 2017.

b)	Incentive Compensation:

i)	The Company shall issue you a monthly equity award of 500 restricted shares of common stock (the “Incentive - Equity”). Incentive - Equity issuances will continue until the earlier to occur of (i) your resignation or removal as Chief Financial Officer of Dataram or Dataram Memory or (ii) November 23, 2017. The value of the shares subject to the Incentive -Equity will be determined as of market close on the last date of each month the shares are awarded in, and the award fully vests upon issuance. The award is subject to all applicable tax and other legally-required withholdings.

ii)	You will be eligible to receive additional equity grants based on Company growth, individual contributions, and strategic initiatives.

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6)	Reimbursement for Expenses: The Company will reimburse you for all documented expenses properly incurred by you in the performance of your duties under this agreement.

7)	Paid Time Off: Paid time off is on a calendar year basis. You will receive 25 days each year in personal Paid Time Off, accrued per company policy.

8)	Healthcare, Life Insurance, 401k, Holidays and Other Benefits:

a)	You and your eligible dependents will be eligible for coverage under the Company’s healthcare plan in accordance with the terms of the plan.

b)	All other benefits not specifically defined in this offer letter will be provided consistent with the Company’s policies and programs.

c)	The Company agrees to indemnify Lougee against any future claims to the extent permitted under the Company’s bylaws.

9)	Certain Other Agreements between You and the Company:

a)	Company Protection Agreement: By signing this letter agreement, you reaffirm the terms and conditions of the Company Protection Agreement by and between you and the Company, dated July 31, 2015.

b)	Separation Agreement: Notwithstanding anything to the contrary herein, the Separation Agreement by and between you and Dataram dated June 6, 2017 (the “Separation Agreement”), shall remain in full force and effect, except as modified by your employment pursuant to this agreement. For the avoidance of doubt, the Company’s obligations under Section 2 and Section 5 of the Separation Agreement and your obligations under Section 4 and Section 9 of the Separation Agreement shall remain in full force and effect.

10)	No Conflicting Obligations: You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies.

11)	Confidential Information:

a)

The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 11 shall survive the termination of the Executive’s employment hereunder.

b)

The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

c)	In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company. The covenants and agreements in this Section 11 shall exclude excludes information (A) which is in the public domain through no unauthorized act or omission of Executive or (B) which becomes available to Executive on a non-confidential basis from a source other than Company or its affiliates without breach of such source’s confidentiality or non-disclosure obligations to Company or any of its affiliates.

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12)	Non-Competition and Non-Solicitation:

a)

The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the Company’s Business (as defined in Section 12(b) (1) below) is conducted throughout the world (the “Territory”), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The provisions of this Section 12 shall survive the termination of the Executive’s employment hereunder for the time periods specified below.

b)

The Executive hereby agrees and covenants that he shall not without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two (2%) percent of the outstanding securities of a company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Company; provided however, that the Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on the Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Term and thereafter to the extent described below, within the Territory.

1)

Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Company, as defined in the next sentence. For purposes hereof, the Company’s “Business” shall mean the provision of memory products or memory performance solutions, and any mining or resource business.

2)

Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the Business of the Company.

3)	Attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact during Executive’s employment by the Company (whether under this agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person for the purpose of competing with the Business of the Company; or

With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 12(b) shall continue during your employment under this agreement and for a period of two years thereafter.

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12)	Section 409A:

a)

The provisions of this agreement are intended to comply with or are exempt from Section 409A of the Code (“Section 409A”) and the related Treasury Regulations and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and the Executive agree to work together in good faith to consider amendments to this agreement and to take such reasonable actions necessary, appropriate or desirable to avoid imposition of any additional tax under Sec12) tion 409A or income recognition prior to actual payment to the Executive under this agreement.

b)

It is intended that any expense reimbursement made under this agreement shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made under this agreement shall be determined to be “deferred compensation” subject to Section 409A (“Deferred Compensation”), then (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (provided that this clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect) and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

c)

With respect to the time of payments of any amount under this agreement that is Deferred Compensation, references in the Agreement to “termination of employment” and substantially similar phrases, including a termination of employment due to the Executive’s Disability, shall mean “Separation from Service” from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in Treasury Regulation Section 1.409A-1(h)(1)). Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

d)

Notwithstanding anything to the contrary in this agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination, then only that portion of the severance and benefits payable to the Executive pursuant to this agreement, if any, and any other severance payments or separation benefits which may be considered Deferred Compensation (together, the “Deferred Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following the Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Separation Benefits in excess of the Section 409A Limit otherwise due to the Executive on or within the six (6) month period following the Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of the Executive’s termination of employment. All subsequent Deferred Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following termination but prior to the six (6) month anniversary of the Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

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e)

For purposes of this agreement, “Section 409A Limit” shall mean a sum equal to (x) the amounts payable within the terms of the “short-term deferral” rule under Treasury Regulation Section 1.409A-1(b)(4) plus (y) the amount payable as “separation pay due to involuntary separation from service” under Treasury Regulation Section 1.409A-1(b)(9)(iii) equal to the lesser of two (2) times: (i) the Executive’s annualized compensation from the Company based upon his annual rate of pay during the Executive’s taxable year preceding his taxable year when his employment terminated, as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated.

This letter agreement contains the entire understanding, and cancels and supersedes all prior agreements, including, without limitation, the Prior Agreements, but excluding the Company Protection Agreement and Separation Agreement as provided herein, and any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof. This agreement may be amended, supplemented or otherwise modified only by a written document executed by each of the parties hereto or their respective successors or assigns. You acknowledge that you are entering into this letter agreement of your own free will and accord with no duress and that you have read this agreement and understand it and its legal consequences.

Except as to matters preempted by ERISA or other laws of the United States of America, this agreement shall be interpreted solely pursuant to the laws of the State of New York, exclusive of its conflicts of laws principles. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York, for the purposes of any suit, action, or other proceeding arising out of this agreement or any transaction contemplated hereby.

[signature page follows immediately]

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Very truly yours,

DATARAM CORPORATION

/s/ Edward Karr
By: Edward Karr
Title: Chief Executive Officer

ACCEPTED AND AGREED:

Anthony Lougee

/s/ Anthony Lougee
Signature

Date June 7, 2017

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